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EXHIBIT 11.1


                        TSI INTERNATIONAL SOFTWARE LTD.
                       COMPUTATION OF EARNINGS PER SHARE

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
                                         Three Months Ended                 Six Months Ended
                                              June 30,                          June 30
                                        --------------------         ------------------------
                                          1997       1998             1997           1998
                                        ---------  ---------         ------------------------
Weighted average common shares
   Outstanding-Basic                    2,886,822   9,541,467        2,886,422      9,292,936
Common shares issued for conversion
   Of preferred stock                   2,609,415           0        2,609,415        ---
Dilutive effect of stock options and
   Warrants                               966,305   1,892,173          934,306      1,837,702
                                       ----------   ---------        ---------     ----------

Weighted average common and common
 equivalent shares outstanding-Diluted  6,492,542  11,433,640        6,430,543     11,130,638


Net Income                               $266,900  $1,225,400         $579,500     $2,096,600

Per Share Amount-Basic                   $   0.09  $     0.13              .20            .23
                -Diluted                 $   0.04  $     0.11              .09            .19
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